CONAP, INC.

              EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN


                            AMENDMENT NO. 1



PURSUANT to the authority granted in Article VIII, the Employer-Sponsor hereby adopts the following changes to the above-named Plan, effective as of January 1, 1996, except as otherwise provided herein as follows:


1. The definition of Compensation in Section 1.8 shall be amended by adding the following to the end of the first paragraph thereof:

"The determination period shall be the Plan Year, unless the Employer elects otherwise. Amounts contributed by the Employer under the within Plan shall not be considered as compensation, except compensation shall include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includable in the gross income of the employee under Sections 402(e)(3), 402(h), 403(b) or 125 of the Code."

2. The definition of Compensation in Section 1.8 shall be amended by deleting the second paragraph and restating it in its entirety as follows:

 "For a Participant's initial year of participation, Compensation shall be recognized as of an Employee's effective date of participation pursuant to
 Section 3.3."

3. Section 3.3 shall be deleted in its entirety and restated as follows, effective September 1, 1996:

"An Eligible Employee shall become a Participant effective as of the January 1st, April 1st, July 1st, or October 1st coinciding with or next following the date such Employee met the eligibility requirements of Section 3.1, provided said Employee was still employed as of such date (or, if not employed on such date, as of the date of rehire if a one-year Break in Service has not occurred.)"

4. Subsection 4.1(b) shall be deleted in its entirety and restated as follows effective September 1, 1996:

 "4.1(b)(1) On behalf of each Participant who is eligible to share in matching contributions for the Plan Year, a discretionary matching contribution equal to a percentage of each such Participant's Deferred Compensation, the exact
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 percentage to be determined each year by the Employer, which amount shall be deemed an Employer's Non-Elective Contribution. Except, however, the Employer retains the discretion to limit, on an annual basis, the amount of Deferred Compensation that will be matched. "4.1(b)(2) On behalf of each Participant who is eligible to share in the matching contribution for the Plan Year, a matching contribution equal to 75% of each such Participant's Deferred Compensation, which amount shall be deemed an Employer's Non-Elective Contribution. However, a Participant's Deferred Compensation in excess of 4% of his Compensation shall not be eligible for a matching contribution. The Employer retains the discretion to change, on an annual basis, the matching contribution percentage or the amount of Deferred Compensation that will be matched."

5. Subsection 4.1(d) shall be deleted in its entirety and restated as follows effective September 1, 1996:

 "4.1(d)(1) On behalf of each Participant eligible to share in the allocations under this paragraph a discretionary amount, which amount shall be deemed an Employer's Non-elective Contribution.

 "4.1(d)(2) On behalf of each Participant eligible to share in the allocations under this paragraph, a contribution equal to 1% of his Compensation, which shall be deemed an Employer's Non-Elective
 Contribution."

6. The first sentence of Subsection 4.2(a) shall be deleted in its entirety and restated as follows:

 "Each Participant may elect to defer his Compensation which would have been received in the Plan Year, but for the deferral election."

7. Subsection 4.2(k)(2) shall be deleted in its entirety and restated as follows:

 "A Participant may modify a prior election during the Plan Year and concurrently make a new election by filing a written notice with the Administrator within a reasonable time before the pay period for which such modification is to be effective. However, modifications to a salary deferral election shall only be permitted once a month. Any modification shall not have retroactive effect and shall remain in force until revoked."
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8.    Subsection 4.4(b)(4) shall be deleted in its entirety and restated as follows:

 "With respect to the Employer's Non-Elective Contribution made pursuant to Subsection 4.1(d)(2), 1% of each eligible Participant's Compensation shall be allocated to such Participant's Account in accordance with such Subsection. Notwithstanding the foregoing, for the Plan Year beginning in 1996, only Compensation paid on or after September 1, 1996, shall be recognized for purposes of allocating the discretionary contribution under this Subsection.

 "In the event the Employer makes an additional discretionary Employer's Non-Elective Contribution pursuant to Subsection 4.1(d)(1), such amount shall be allocated to each eligible Participant's Account in the same proportion that each such Participant's Compensation for the year bears to the total Compensation of all Participants for such year.

 "Only Participants who have completed a Year of Service during the Plan Year and are actively employed on the last day of the Plan Year shall be eligible to share in the allocation of discretionary contributions and Forfeitures for the year."

9. Paragraph (c) of Section 4.4 is hereby deleted in its entirety and restated as follows:

 "(c) As of each Anniversary Date any amounts which became Forfeitures since the last Anniversary Date shall first be made available to reinstate previously forfeited account balances of Former Participants, if any, in accordance with Section 6.4. The remaining Forfeitures, if any, shall be used to reduce the contribution of the Employer hereunder for the Plan Year in which such Forfeitures occur. In the event the allocation of Forfeitures provided herein shall cause the 'annual addition' (as defined in Section 4.9) to any Participant's Account to exceed the amount allowable by the Code, the excess shall be reallocated in accordance with Section 4.10."

10. The following new Section 6.14 is added to conform with Department of Labor loan regulations:

 "6.14  LOANS TO PARTICIPANTS

 I.  DEFINITIONS

      For purpose of this amendment only, the following definitions shall apply:

      (a) "Code" shall mean the Internal Revenue Code of 1986 and amendments thereto.
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      (b)  "Company shall mean CONAP, INC.

      (c) "Employer" shall mean the Company and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and, any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

      (d) "Hour of Service" shall have the meaning otherwise specified in the Plan.

      (e) "Participant" shall mean and include any person who is participating in the Plan pursuant to the provisions thereof.

      (f) "Plan" shall mean the CONAP, INC. EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN which has been assigned plan number 001.

      (g) "Plan Year" shall mean the period specified as such in the provisions of this Plan other than this amendment.


 II.  FORCE

 These amendments shall override and supersede any conflicting provisions of the Plan. This document shall serve as the required written loan program and set forth the rules and guidelines for making Participant loans.

 III. LOANS TO PARTICIPANTS

      (a) The Trustee may make loans to Participants and Beneficiaries under the following circumstances: (1) loans shall be made available to all Participants and Beneficiaries on a reasonably equivalent basis; (2) loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Participants and Beneficiaries; (3) loans shall bear a reasonable rate of interest; (4) loans shall be adequately secured; and (5) shall provide for repayment over a reasonable period of time.

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      (b)  Loans shall not be granted to any Participant or his Beneficiary that provide for a repayment period extending beyond such Participant's Normal Retirement Date.

      (c) Loans made pursuant to this Section (when added to the outstanding balance of all other loans made by the Plan to the Participant) shall be limited to the lesser of:

         (1) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan to the Participant during the one year period ending on the day before the date on which such loan is made, over the outstanding balance of loans from the Plan to the Participant on the date on which such loan was made or

         (2) one-half (1/2) of the present value of the non-forfeitable accrued benefit of the Participant under the Plan.

      For purposes of this limit, all plans of the Employer shall be considered one plan. Additionally, with respect to any loan made prior to January 1, 1987, the $50,000 limit specified in (1) above shall be unreduced.

      (d) Loans shall provide for level amortization with payments to be made not less frequently than quarterly over a period not to exceed five (5) years. However, loans used to acquire any dwelling unit which, within a reasonable time, is to be used (determined at the time the loan is made) as a principal residence of the Participant shall provide for periodic repayment over a reasonable period of time that may exceed five (5) years. Notwithstanding the foregoing, loans made prior to January 1, 1987, which are used to acquire, construct, reconstruct or substantially rehabilitate any dwelling unit which, within a reasonable period of time is to be used (determined at the time the loan is made) as a principal residence of the Participant or a member of his family (within the meaning of Code Section 267(c)(4) may provide for periodic repayment over a reasonable period of time that may exceed five (5) years. Additionally, loans made prior to January 1, 1987, may provide for periodic payments which are made less frequently than quarterly and which do not necessarily result in level amortization.

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      (e)  Any loans granted or renewed on or after the last day of the first
      Plan Year beginning after December 31, 1988, shall be made pursuant to a Participant loan program. Such loan program shall be established in writing and must include, but need not be limited to, the following:

         (1) the identity of the person or positions authorized to administer the Participant loan program;

         (2)  a procedure for applying for loans;

         (3)  the basis on which loans will be approved or denied;

         (4) limitations, if any, on the types and amounts of loans offered;

         (5) the procedure under the program for determining a reasonable rate of interest;

         (6)  the types of collateral which may secure a Participant loan;
         and

         (7) the events constituting default and the steps that will be taken to preserve Plan assets; and

         (8)  the method for crediting loan interest to Participant
         Accounts.

      Such Participant loan program shall be contained in the Summary Plan Description, which is hereby incorporated by reference and made a part of the Plan. Furthermore, such Participant loan program may be modified or amended in writing from time to time without the necessity of amending the Plan.

      (f) the minimum loan amount that may be borrowed by a Participant under this plan is $1,000.00."

11.   The following new Subsection 6.2(f) is added as follows:

 "(f) Any security interest held by the Plan by reason of an outstanding loan to the Participant or Former Participant shall be taken into account in determining the amount of the death benefit."

12.   The following new Subsection 6.4(g) is added as follows:

 "(g) Any security interest held by the Plan by reason of an outstanding loan to the Participant or Former Participant shall be taken into account in determining the amount of the benefit."

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13.   The following new Section 5.3, entitled EMPLOYER SECURITIES  shall be added as follows:

 "5.3 EMPLOYER SECURITIES

 The Trustee shall be empowered to acquire and hold 'qualifying Employer securities' as this term is defined in the Act, provided, however, that the Trustee shall not be permitted to acquire any qualifying Employer securities if, immediately after the acquisition of such securities or property, the fair market value of all qualifying Employer securities held by the Trustee hereunder should amount to more than 10% of the fair market value of all the assets in the Trust Fund."


IN WITNESS WHEREOF, the following individual has caused this Amendment No. 1 to be executed.


                         CONAP, INC.



                         By:__________________
                         Corporate Secretary





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